Exhibit 28(e)(i)

DISTRIBUTION AGREEMENT, dated as of August 1, 2011 between THE GABELLI MONEY MARKET FUNDS, a Delaware business trust (the “Trust”), and G.distributors, LLC, a Delaware limited liability company (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and an indefinite number of shares of beneficial interest, par value $.001 per share (hereinafter referred to as “Shares”) have been registered under the Securities Act of 1933 (the “Act”) in one or more separate classes or series to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in its Registration Statement on Form N-1A (the “Registration Statement”) and the Prospectus and Statement of Additional Information included in the Trust’s Registration Statement, as the same may be amended from time to time; and

WHEREAS, the Trust desires that the Distributor act as general distributor and as agent of the Trust for the sale and distribution of Shares of each class or series listed in Appendix A hereto as it may be amended from time to time (each, a “Series”), which Shares have been registered as described above, and of Shares of any additional Series which may be designated by the Trustees and registered during the term of this Agreement, the same being reflected in an amendment to Appendix A approved by the Trustees in accordance with the 1940 Act; and

WHEREAS, the Distributor has advised the Trust that it is willing to act as such general distributor and agent;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Trust hereby appoints the Distributor as its general distributor and exclusive agent for the sale of its Shares pursuant to the aforesaid continuous public offering of its Shares. From and after the date of this Agreement, the Trust agrees that it will not, without the Distributor’s consent, sell or agree to sell any Shares otherwise than through the Distributor, except that the Trust may (a) sell Shares as an investment to its officers and Trustees, and the officers, directors or bona fide full-time employees of its investment adviser and the affiliates thereof and its Administrator; (b) issue Shares in lieu of the cash payments of dividends and distributions; and (c) issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted by applicable law.

2. The Distributor hereby accepts such appointment and agrees to use its best efforts to sell such Shares; provided, however, that when requested by the Trust at any time because of market or other economic considerations or abnormal circumstances of any kind, it will suspend such efforts. The Trust may also withdraw the offering of the Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the Shares of the Trust.

3. The offering price of the Shares shall be the net asset value thereof, as defined in the Trust’s Declaration of Trust, as amended, and determined as set forth in the Trust’s Prospectus and Statement of Additional Information relating to each Series. The Trust shall furnish the Distributor, with all possible promptness, an advice of each computation of net asset value. The Distributor shall have the right to accept or reject orders for the purchase of Shares of the Trust and shall reject purchase orders when, in the judgment of the management of the particular Series, such rejection is in the best interest of the Series. Any consideration which the Distributor may receive in connection with a rejected purchase order shall be returned promptly. The Distributor may also reduce or waive the minimum for initial investments for certain fiduciary accounts or under circumstances where certain economies can be achieved in sales of Shares of a Series.

4. The Distributor agrees promptly to issue, or arrange for the issuance of, confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Trust, or, if so directed, to any duly appointed transfer or shareholder servicing agent of the Trust. The net asset value of all Shares sold pursuant to the provisions hereof shall be paid promptly after receipt of payment from the originating dealer or purchaser and not later than seven business days after such confirmation even if the Distributor has not actually received payment from the originating dealer or purchaser. If the originating dealer or purchaser shall fail to make timely settlement of its purchase order in accordance with the rules of the Financial Industry Regulatory Authority, Inc., then the Distributor shall have the right to cancel such purchase order and, at the Distributor’s account and risk, to hold responsible the originating dealer or purchaser. The Distributor agrees promptly to reimburse the Trust for any amount by which the Trust’s losses, attributable to any such cancellation or to errors on the Distributor’s part in relation to the effective date of accepted purchase orders, exceed contemporaneous gains realized by the Trust for either of such reasons in respect to other purchase orders.

5. The Trust shall register or cause to be registered all Shares sold pursuant to the provisions hereof in such name or names and amounts as the Distributor may request from time to time and the Trust shall issue or cause to be issued certificates evidencing such Shares for delivery to the Distributor or pursuant to the Distributor’s direction if and to the extent that the shareholder account in question requests the issuance of such Shares certificates. All such requests must be made in writing and directed to the Trust’s Transfer Agent. All Shares of the Trust, when so issued and paid for, shall be fully paid and non-assessable.

6. The Trust has delivered to the Distributor a copy of its current Registration Statement. The Trust agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the Act and the 1940 Act. The Trust further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Act and the 1940 Act. The Trust will furnish to the Distributor, at the Distributor’s expense, a reasonable number of copies of the Prospectus and Statement of Additional Information relating to each Series contained in such Registration Statement, and any amended Prospectus and Statement of Additional Information relating to such Series for use in connection with the sale of Shares.

7. The Trust has already registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

8. The Distributor agrees that:

(a) neither it nor any of its officers shall take any long or short position in the Shares of the Trust; provided, however, that this subsection (a) shall not prevent the Distributor or its officers from acquiring Shares of the Trust for investment purposes only;

(b) it shall furnish to the Trust any pertinent information required to be inserted, with respect to it as Distributor within the purview of the Act or the 1940 Act, in any reports or registrations required to be filed with any governmental authority; and

(c) it shall not make any representation which is inconsistent with the information contained in the Registration Statement of the Trust, as in effect from time to time.

9. The Trust agrees to indemnify, defend and hold the Distributor, its officers and directors and any person who controls the Distributor, if any, within the meaning of Section 15 of the Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Distributor, its officers, directors or any such controlling persons may incur under the Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the then-current Prospectus or Statement of Additional Information relating to any Series or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust expressly for use in any such Prospectus or Statement of Additional Information; provided, however, that this indemnity provision shall not inure to the benefit of such officer, director or controlling person unless a court of competent jurisdiction shall determine in a final decision on the merits, that the person to be indemnified was not liable, by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (“disabling conduct”), or, in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnified person was not liable by reason of disabling conduct, by (a) a vote of a majority of the Trustees who are neither “interested persons” of the Trust or any Series as defined in Section 2(a)(19) of the 1940 Act nor parties to the proceedings, or (b) an independent legal counsel in a written opinion. The Trust’s agreement to indemnify the Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Trust’s being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any of its Shares.

The Distributor agrees to indemnify, defend and hold the Trust, its Trustees and officers and any person who controls the Trust, if any, within the meaning of Section 17 of the Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Trust, its Trustees or officers or any such controlling person may incur under the Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its Trustees, officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust expressly for use in a Prospectus or Statement of Additional Information relating to any Series or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading. The Distributor’s agreement to indemnify the Trust, its Trustees and officers, and any controlling person as aforesaid is expressly conditioned upon the Distributor’s being promptly notified of any action brought against the Trust, its officers or Trustees or any such controlling person, such notification being given to the Distributor at its principal business office.

10. The Trust shall pay its legal and auditing expenses and the cost of composition, printing and mailing of sufficient copies of prospectuses as shall be required for annual distribution to shareholders and the expenses of registering Shares for sale under the federal securities laws. The Distributor shall pay the expenses normally attributable to such sales as it may make, including advertising and the cost of printing and mailing of the Trust’s prospectuses other than those furnished to existing shareholders.

11. The Distributor shall be entitled to receive compensation when the Trust imposes any sales charge (e.g., front-end, contingent deferred, deferred) for the purchase of Shares, as described in the Prospectus and Statement of Additional Information relating to each Series. The Distributor shall have the right to enter into dealer agreements with securities dealers of its choice for the sale of Shares and fix the portion of the sales charge which may be allocated to such dealers; provided that the Trust shall approve the form of agreements with such dealers relating to each Series and the dealer compensation set forth therein. Within the United States, the Distributor shall offer and sell Shares only to such dealers as are members in good standing of the Financial Industry Regulatory Authority, Inc. Shares sold to selected dealers shall be for resale by such dealers only at the net asset value thereof as set forth in the Prospectus and Statement of Additional Information relating to each Series.

12. Unless earlier terminated pursuant to Paragraph 13 hereof, this Agreement shall remain in effect until July 31, 2013. This Agreement shall continue in effect from year to year thereafter provided that such continuance shall be specifically approved at least annually by the Trust’s Trustees or by a majority of the outstanding voting securities of the Trust, and in either case, also by a majority of the Trustees who are not interested persons of the Trust or the Trustees (“disinterested Trustees”).

13. This Agreement may be terminated (1) by the Distributor at any time without penalty upon not more than sixty day’s nor less than 30 days’ written notice (which notice may be waived by the Trust); or (b) by the Trust at any time without penalty upon not more than 60 days’ nor less than 30 days’ written notice to the Distributor (which notice may be waived by the Distributor), provided that such termination by the Trust shall be directed or approved (a) by the Trustees of the Trust, (b) by the vote of the holders of a majority of the outstanding voting securities of the Trust, or (c) by written consent of a majority of the disinterested Trustees.

14. This Agreement may be amended with the approval of the Trustees or of a majority of the outstanding voting securities of the Trust, provided, that in either case, such amendment shall also be approved by a majority of the disinterested Trustees, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15. This Agreement shall automatically terminate in the event of its “assignment” as that term is defined in the 1940 Act.

16. The terms “interested person”, “assignment” and “vote of a majority of the outstanding voting securities” as used herein shall have the meanings given to them in the 1940 Act and the rules thereunder.

17. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed and delivered this Distribution Agreement as of the date first above written.

THE GABELLI MONEY MARKET FUNDS

By:	/s/ BRUCE N. ALPERT
Name:	Bruce N. Alpert
Title:	President and Principal Executive Officer

G.distributors, LLC

By:	/s/ AGNES MULLADY
Name:	Agnes Mullady
Title:	Principal Financial Officer and Treasurer

APPENDIX A

Series Covered By the Distribution Agreement

The Gabelli U.S. Treasury Money Market Fund

Dated: August 1, 2011

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